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                                                                 Exhibit 11


                        J. C. PENNEY COMPANY, INC.
                      and Consolidated Subsidiaries
               Computation of Net Income Per Common Share
               ------------------------------------------
            (Amounts in millions except per common share data)



                                                   13 Weeks Ended
                                             ---------------------------------
                                             Apr. 27, 1996      Apr. 29, 1995
                                            ---------------    ---------------
                                            Shares   Income    Shares   Income
                                            ------   ------    ------   ------
Primary:
- -------
Net income                                            $ 142             $ 156
Dividend on Series B ESOP convertible
  preferred stock (after-tax)                           (11)              (10)
                                                      ------            ------
Adjusted net income                                     131               146

Weighted average number of shares
  outstanding                               224.6              229.5
Common stock equivalents:
  Stock options and other dilutive effects    2.6                2.4
                                            -----     -----    -----    ------
                                            227.2     $ 131    231.9    $ 146
                                            -----     -----    -----    ------
                                            -----     -----    -----    ------

Net income per common share                           $0.58             $0.63
                                                      -----             ------
                                                      -----             ------



Fully diluted:
- -------------
Net income                                            $ 142             $ 156
Tax benefit differential on ESOP dividend
  assuming stock is fully converted                      --                (1)
Assumed additional contribution to ESOP
  if preferred stock is fully converted                  (1)               (1)
                                                      ------            ------
Adjusted net income                                     141               154

Weighted average number of shares
  outstanding (primary)                     227.2              231.9
Maximum dilution                              0.2                0.2
Convertible preferred stock                  19.8               20.9
                                            -----     -----    -----    ------
                                            247.2     $ 141    253.0    $ 154
                                            -----     -----    -----    ------
                                            -----     -----    -----    ------
Net income per common share                           $0.57             $0.61
                                                      -----             ------
                                                      -----             ------
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